                                                                   EXHIBIT 12.2

                           MARK IV INDUSTRIES, INC.

   STATEMENT REGARDING COMPUTATION OF PRO FORMA RATIOS OF EARNINGS TO FIXED
                                  CHARGES(1)

                      (DOLLARS IN THOUSANDS) (UNAUDITED)

                                               YEAR ENDED     NINE MONTHS ENDED
                                            FEBRUARY 28, 1995 NOVEMBER 30, 1995
                                                PRO FORMA          ACTUAL
                                            ----------------- -----------------
Earnings as adjusted (per Exhibit 12.1)....     $195,542(2)       $166,864
                                                ========          ========
Fixed charges before Pro Forma Adjustments
 (per Exhibit 12.1)........................     $ 68,729(2)       $ 49,405
Pro Forma Adjustments:
  Interest expense of the 7 3/4% Private
   Notes (including amortization of debt
   expense)................................       19,965            14,974
  Interest expense reduction attributable
   to the assumed reduction of indebtedness
   under the Credit Agreement..............      (17,478)          (12,449)
                                                --------          --------
    Pro Forma Fixed Charges................     $ 71,216          $ 51,930
                                                ========          ========
    Pro Forma Ratio........................        2.75x             3.21x
                                                ========          ========

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(1) The pro forma ratios of earnings to fixed charges reflect an increase in fixed charges related to incremental interest expense that would have been incurred on the 7 3/4% Private Notes, the net proceeds of which were used to reduce outstanding indebtedness under the Company's 1994 Credit Agreement. See "Use of Proceeds" and "Pro Forma Financial Information" in the Prospectus.
(2) Presents pro forma data as if the acquisition of Purolator and the related borrowings under the 1994 Credit Agreement in November 1994, and the public offering of shares of the Company's Common Stock in December 1994 had all occurred as of March 1, 1994, the beginning of fiscal 1995. See "Pro Forma Financial Information" in the Prospectus.